Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of July 1, 2015, by and between PFENEX INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Bank extended credit to Borrower, pursuant to that certain Credit Agreement dated as of May 1, 2012, between Borrower and Bank, as amended by that certain First Amendment to Credit Agreement dated as of June 24, 2013, that certain Second Amendment to Credit Agreement dated as of June 24, 2014, that certain Third Amendment to Credit Agreement dated as of December 11, 2014, and those certain letter agreements dated as of March 27, 2015 (as so amended, the “Original Credit Agreement”), and the parties hereto wish to amend, restate and supersede in its entirety the Original Credit Agreement.

WHEREAS, Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 1, 2018, not to exceed at any time the aggregate principal amount of Three Million Nine Hundred Thousand Dollars ($3,900,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by that certain Amended and Restated Revolving Line of Credit Note dated as of July 1, 2015 (“Line of Credit Note”), all terms of which are incorporated herein by this reference. Borrower acknowledges that the aggregate amount of outstanding advances under the “Line of Credit” under the Original Credit Agreement and the “Line of Credit A” under the Original Credit Agreement, which balance was Three Million Eight Hundred Twelve Thousand Six Hundred Seventy Four and 91/100 Dollars ($3,812,674.91) as of June 19, 2015, shall be deemed outstanding advances under the Line of Credit hereunder.

(b) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2. INTEREST.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under the Line of Credit by debiting Borrower’s deposit account number *** with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank under the Line of Credit, Borrower hereby grants and continues to grant to Bank a security interest of first priority in Borrower’s Money Market Account *** maintained with Bank.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance reasonably satisfactory to Bank. Borrower shall pay to Bank promptly within three (3) Business Days (as defined in the Line of Credit Note) of written demand therefor the full amount of all charges, costs and expenses (to include fees paid to third parties), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect on Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or by the Original Credit Agreement or at any time delivered to Bank in connection with this Agreement or the Original Credit Agreement (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents to which Borrower is party (i) do not violate any provision of any law or regulation, (ii) contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or (iii) result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound, except for such violation, breach or default in clauses (i) or (iii) above that could not reasonably be expected to have a material adverse effect on Borrower.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2014, and the quarterly financial statement dated March 31, 2015 of Borrower, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly in all material respects the financial condition of Borrower as of the date of such statements, (b) disclose all material liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to normal year-end audit adjustments). Since the date of Borrower’s annual audited financial statements most recently delivered to Bank, there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing or in this Agreement.

SECTION 2.6. INCOME TAX RETURNS. Except as disclosed to Bank in writing prior to the date of this Agreement, Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year, other than any such assessments or adjustments that are being contested in good faith by appropriate proceedings timely instituted and diligently conducted and for which Borrower has set aside adequate reserves, if any, on its financial statements in accordance with generally accepted accounting principles consistently applied.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations to Bank under this Agreement and the other Loan Documents to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, which default could reasonably be expected to have a material adverse effect on Borrower.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT AND AMENDMENT AND RESTATEMENT. The obligation of Bank to extend any credit contemplated by this Agreement and the effectiveness of the amendment and restatement of the Original Credit Agreement pursuant hereto is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed (to the extent not already delivered in connection with the Original Credit Agreement):

(i)	This Agreement and each promissory note or other instrument or document required hereby (including, without limitation, the Line of Credit Note).

(ii)	Corporate Resolution: Borrowing.

(iii)	Certificate of Incumbency.

(iv)	Security Agreement: Specific Rights to Payment.

(v)	Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto (except for any such representation or warranty that is qualified by materiality or reference to a material adverse effect, which such representation and warranty shall be true and correct in all respects), with the same effect as though such representations and warranties had been made on and as of each such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except for any such representation or warranty that is qualified by materiality or reference to a material adverse effect, which such representation and warranty shall be true and correct in all respects as of such earlier date), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default (a “Potential Event of Default”), shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which Bank may reasonably require in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower to Bank under this Agreement and the other Loan Documents, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and with reasonable prior notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower; provided that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to reimburse Bank for the cost of more than one such audit per calendar year.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

(a) not later than each July 15 and as of the end of each fiscal year, an audited annual financial statement of Borrower, prepared by a certified public accountant of recognized national standing, to include balance sheet, income statement and statement of cash flows;

(b) not later than 90 days after and as of the end of the first three fiscal quarters of each fiscal year, a quarterly financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement; and

(c) from time to time such other information relating to the financial condition of Borrower as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business, except where the failure to so preserve or maintain could not reasonably be expected to have a material adverse effect on Borrower; and comply with the provisions of all constitutive documents of Borrower and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, except where the failure to so comply could not reasonably be expected to have a material adverse effect on Borrower.

SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried by companies engaged in the same or similar lines of business in similar locations, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with financially sound and reputable insurance companies, and deliver to Bank from time to time at Bank’s request schedules or certificates summarizing all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties necessary in or material to Borrower’s business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) where the failure to so pay and discharge could not reasonably be expected to have a material adverse effect on Borrower, or (b) that are being contested in good faith by appropriate proceedings timely instituted and diligently conducted and for which Borrower has set aside adequate reserves, if any, on its financial statements in accordance with generally accepted accounting principles consistently applied

SECTION 4.8. LITIGATION. Promptly after any Responsible Officer (as defined below) of Borrower obtains knowledge thereof, give notice in writing to Bank of any litigation pending or threatened in writing against Borrower that if adversely determined could reasonably be expected to have a material adverse effect on Borrower. As used in this Agreement, “Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer, secretary or general counsel of Borrower.

SECTION 4.9. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any material funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property, in each case, which could reasonably be expected to have a material adverse effect on Borrower.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower to Bank under this Agreement and the other Loan Documents, Borrower will not without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. INTENTIONALLY OMITTED.

SECTION 5.3. LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in excess of an aggregate of One Million Dollars ($1,000,000.00).

SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several (collectively, “Indebtedness”), except:

(a) the Indebtedness of Borrower to Bank;

(b) any other Indebtedness of Borrower existing as of, and disclosed to Bank in writing prior to, the date hereof;

(c) trade payables arising in the ordinary course of business;

(d) Indebtedness arising from the endorsement of instruments for deposit or collection in the ordinary course of business;

(e) Indebtedness of Borrower owed to a Subsidiary (as defined below) of Borrower and guarantees incurred by Borrower in support of the obligations of any Subsidiary (as defined below) of Borrower, so long as such Indebtedness and guarantees are unsecured and are subordinated in right of repayment to all indebtedness and other obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in form and substance reasonably satisfactory to Bank;

(f) Indebtedness of Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital lease obligations, and any refinancings, renewals, refundings or extensions thereof (provided that the principal amount of such Indebtedness is not increased at the time of any such refinancing, renewal, refunding or extension); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction or improvement; and provided further that, at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (f) shall not exceed One Million Dollars ($1,000,000.00) at any time;

(g) any Indebtedness incurred by Borrower that is subordinated to the Indebtedness owing by Borrower to Bank on terms reasonably acceptable to Bank in its sole discretion, provided that no Event of Default as defined herein or Potential Event of Default shall have occurred and be continuing or would be caused by the incurrence of such subordinated Indebtedness;

(h) obligations (contingent or otherwise) existing or arising under any swap or hedging agreement, provided that such obligations are (or were) entered into by Borrower in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculative purposes; and

(i) other unsecured Indebtedness in an aggregate principal amount not exceeding Two Hundred Thousand Dollars ($200,000.00) at any time outstanding, provided that no Event of Default or Potential Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness.

As used in the Agreement, “Subsidiary” means as to any person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock (or equivalent interests) having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such person (irrespective of whether, at the time, capital stock (or equivalent interests) of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).

SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Except as expressly permitted by Sections 5.7 and 5.8 of this Agreement, (a) merge into or consolidate with any other entity (other than mergers or consolidations of any Subsidiary of Borrower into or with Borrower, provided that Borrower is the surviving entity); (b) make any substantial change in the nature of Borrower’s business as conducted as of the date hereof unless such change is reasonably related or ancillary thereto; (c) acquire all or substantially all of the assets of any other entity; nor (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets (other than (x) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of Borrower, and (y) the disposition of any Subsidiary of Borrower that does not have, at the time of any such disposition, assets or revenues with a value in excess of five (5.0%) percent of the total assets or revenues, as applicable, of Borrower and its Subsidiaries on a consolidated basis (each an “Immaterial Subsidiary”); provided that all such Immaterial Subsidiaries, taken together, shall not have revenues or total assets in an amount that is equal to or greater than ten (10%) percent of the consolidated revenues or total assets, as applicable, of Borrower and its Subsidiaries), except (i) in the ordinary course of Borrower’s business, and (ii) in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000.00) in any fiscal year.

SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Bank, and (b) any of the foregoing permitted by Sections 5.4, 5.7 and 5.9 of this Agreement.

SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity (each of the foregoing is referred to herein as an “Investment”), except:

(a) Investments permitted by Sections 5.5 and 5.6 of this Agreement;

(b) Investments existing as of the date hereof and set forth on Schedule 5.7 hereto;

(c) Deposit accounts with banks;

(d) Investments consisting of accounts receivable of, notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates of Borrower, in the ordinary course of business;

(e)(i) marketable obligations issued or unconditionally guaranteed or insured by the United States Government or any agency or any State thereof and backed by the full faith and credit of the United States or such State having maturities of not more than one (1) year from the date of acquisition; (ii) demand deposits, certificates of deposit, time deposits, Eurodollar time deposits, or bankers’ acceptances, having in each case a tenor of not more than one (1) year issued by any nationally or state chartered commercial bank having combined capital and surplus of not less than $1,000,000,000 whose short term securities are rated at least A-1 by Standard & Poor’s Rating Group and P-1 by Moody’s Investors Service, Inc.; (iii) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Rating Group or P-1 by Moody’s Investors Service, Inc. and in either case having a tenor of not more than one (1) year from the date of acquisition; and (iv) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940;

(f) Investments by Borrower in any Subsidiary of Borrower, provided that (i) no Event of Default or Potential Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Investment, and (ii) the aggregate principal amount of such Investments shall not at any time exceed One Million Dollars ($1,000,000.00);

(g) hedging agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge currency risks (and not for speculative purposes);

(h) Investments consisting of security deposits with utilities and other like entities made in the ordinary course of business;

(i) employee loans, travel advances and guarantees in accordance with Borrower’s usual and customary practices with respect thereto which in the aggregate shall not exceed Fifty Thousand Dollars ($50,000.00) outstanding at any time;

(j) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(k) the formation of one or more Subsidiaries, so long as if any such Subsidiary is organized under the laws of a jurisdiction located in the United States of America, Borrower causes such Subsidiary to become a guarantor hereunder by delivering to Bank a guaranty in form and substance reasonably satisfactory to Bank, along with any such other document as Bank shall deem appropriate for such purpose, promptly after formation (and in any event within thirty (30) days after such formation).

(l) other Investments not exceeding Two Hundred Thousand Dollars ($200,000.00) in the aggregate in any fiscal year, provided that no Event of Default or Potential Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Investment.

SECTION 5.8. DIVIDENDS, DISTRIBUTIONS. At any time that an Event of Default as defined herein or a Potential Event of Default has occurred and is continuing or exists or would result therefrom, declare or pay any dividend or distribution in cash on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire for cash any shares of any class of Borrower’s stock now or hereafter outstanding.

SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except:

(a) any of the foregoing in favor of Bank;

(b) any of the foregoing existing as of the date hereof and set forth on Schedule 5.9 hereto;

(c) Liens securing Indebtedness permitted under Section 5.4(f); provided that (i) such liens attach concurrently with or within 270 days after the acquisition, construction or improvement (as applicable) of the property subject to such liens, (ii) such liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof, and (iii) with respect to capital lease obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such capital lease obligations;

(d) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like security interests or liens arising in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings and for which Borrower maintains adequate reserves in accordance with generally accepted accounting principles;

(e) security interests or liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the assets on account thereof;

(f) security interests and liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves in accordance with generally accepted accounting principles, consistently applied;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable laws, which do not materially interfere with the ordinary conduct of the business of Borrower;

(i) banker’s liens, rights of set-off and similar liens arising by operation of law on deposits made in the ordinary course of business;

(j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case. in the ordinary course of business and only so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the assets on account thereof;

(k) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 6.01(f) of this Agreement;

(l) leases, licenses, subleases or sublicenses in each case, granted to others in the ordinary course of business;

(m) liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(n) liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower in the ordinary course of business permitted by this Agreement;

(o) liens encumbering reasonable and customary initial deposits and margin deposits and similar liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p) liens solely on any cash earnest money deposits made by Borrower in connection with any letter of intent or purchase agreement entered into with respect to an acquisition permitted by Section 5.5 of this Agreement; and

(q) liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other amounts payable under any of the Loan Documents within three (3) Business Days (as defined in the Line of Credit Note) after the same becomes due.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from the earlier of (1) the date a Responsible Officer learns of such default, or (2) the date written notice thereof is given by Bank to Borrower.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any guarantor hereunder (with each such guarantor referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank; provided however, that any cure period applicable thereto has expired, and in the case of a default or defined event of default to a person or entity other than Bank or an affiliate of Bank, (i) such indebtedness is in excess of Two Hundred Thousand Dollars ($200,000.00), individually or in the aggregate for all such defaults by Borrower and each Third Party Obligor combined, and (ii) Borrower or such Third Party Obligor is not contesting the existence of any such default in good faith by appropriate proceedings and has not established adequate reserves in respect thereof on the books of Borrower or such Third Party Obligor to the extent required by generally accepted accounting principles consistently applied.

(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; provided that with respect to the filing of a notice of judgment lien, or the recording of a judgment, or the service of any legal process, all as more fully enumerated herein, against either Borrower or any Third Party Obligor, the total aggregate amount of any one or more such filings, judgments, or processes must be in excess of Two Hundred Thousand Dollars ($200,000.00) and such filing or judgment is not rescinded, satisfied or stayed for a period of 30 consecutive days after the entry thereof.

(g) Any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, and the involuntary petition or proceeding continues undismissed more than sixty (60) days following the date of its filing.

(h) The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor; provided that no Event of Default shall arise from the dissolution or liquidation of any Subsidiary of Borrower to the extent permitted by Section 5.5 of this Agreement.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules of the Securities Exchange Commission thereunder as in effect on the date hereof) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934), directly or indirectly, of 25% or more on a fully diluted basis of the voting interests in Borrower’s capital stock.

SECTION 6.2. REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	PFENEX INC.
10790 Roselle Street
San Diego, CA 92121

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
MAC E2940-015
10421 Wateridge Circle, Suite 150
San Diego, CA 92121

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank within twenty (20) days of written demand by Bank (which demand shall include a reasonably detailed summary of the amounts which are the subject thereof) the full amount of all payments, advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees but excluding allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other party to any of the Loan Documents. Notwithstanding anything herein to the contrary, the prevailing party in any action to enforce this Agreement or any of the other Loan Documents shall be entitled to recover from the non-prevailing party in such action all reasonable costs and expenses, including without limitation reasonable attorneys’ fees, expended or incurred by the prevailing party in such action.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent; provided further that Bank shall give Borrower written notice of any assignment to any non-U.S. Person (as defined in the Internal Revenue Code of 1986, as amended) within ten (10) Business Days (as defined in the Line of Credit Note) after such assignment. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder, subject to the terms of Section 7.12 of this Agreement.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.

Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12. CONFIDENTIALITY. Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors (including, without limitation, accountants and legal counsel) and other representatives, (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 7.12, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the prior written consent of Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 7.12 or (y) becomes available to Bank or any of its affiliates on a non-confidential basis from a source other than Borrower or (i) to governmental regulatory authorities in connection with any regulatory examination of Bank or in accordance with Bank’s regulatory compliance policy if Bank deems necessary for the mitigation of claims by those authorities against Bank or any of its subsidiaries or affiliates. For purposes of this Section 7.12, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Bank on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 7.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 7.13. REAFFIRMATION OF SECURITY AGREEMENT. Reference hereby is made to that certain Security Agreement: Specific Rights to Payment, dated as of June 24, 2014 (as amended, restated, supplemented, or otherwise modified, the “Security Agreement”), executed by Borrower in favor of Bank. Borrower hereby (a) acknowledges and reaffirms its prior grant to Bank of a first priority security interest in the Collateral (as defined in the Security Agreement) and the Proceeds (as defined in the Security Agreement) as security for all of the obligations described in Paragraph 2 of the Security Agreement, including, without limitation, all indebtedness and other obligations of Borrower to Bank subject hereto, and (b) agrees that the Security Agreement is and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

PFENEX INC., a Delaware corporation		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Bertrand Liang	By:	/s/ Dennis Kim
	Bertrand Liang		Dennis Kim
	Chief Executive Officer		Vice President

SIGNATURE PAGE TO

AMENDED AND RESTATED CREDIT AGREEMENT

Schedule 5.7 to

Amended and Restated Credit Agreement

None.

Schedule 5.9 to

Amended and Restated Credit Agreement

Secured Party	Collateral Description
US. Bank Equipment Finance	Equipment and related property as described in UCC financing statement no. 20145064001

De Lage Landen Financial Services, Inc.	Equipment and related property as described in UCC financing statement no. 20145163985